Exhibit 5.1
November 14, 2006
Chart Industries, Inc.
One Infinity Corporate Centre Drive
Suite 300
Garfield Heights, Ohio 44125
Ladies and Gentlemen:
I am Vice President, General Counsel and Secretary of Chart Industries, Inc., a Delaware corporation (the “Company”), and, in such capacity, I am familiar with the proceedings taken and proposed to be taken in connection with the issuance of up to 3,421,030 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), to be offered and sold from time to time pursuant to the Company’s Amended and Restated 2005 Stock Incentive Plan (the “Plan”). I have acted as counsel to the Company in connection with its preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”).
In my role as General Counsel, I have reviewed such documents, records and matters of law as I deemed necessary or advisable to render the opinion contained herein, and based thereon, I am of the opinion that the Shares are duly authorized and, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.
This opinion is limited to the General Corporation Law of the State of Delaware. I express no opinion with respect to the laws of any other jurisdiction. The Company acknowledges that I am admitted to practice only in the State of Ohio and am not admitted to practice in the State of Delaware and am not an expert in the laws of that jurisdiction.
I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to being named under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Matthew J. Klaben
Vice President, General Counsel and Secretary